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                                                         EXHIBIT 5.1

                                September 2, 1999

MedQuist Inc.
Five Greentree Centre
Suite 311
Marlton, New Jersey  08053

                  RE:      Registration Statement on Form S-3

Gentlemen:

         Reference is made to the Registration Statement on Form S-3 of MedQuist Inc., a New Jersey Corporation (the "Company"), to which this opinion is attached as an exhibit (the "Registration Statement"). The Registration Statement relates to the offering and sale by certain selling shareholders of up to an aggregate of 29,196 shares of common stock, no par value (the "Shares"), of the Company which are currently outstanding. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Registration Statement.

         In this connection, I have examined the Registration Statement, including the exhibits thereto, the originals or copies, certified or otherwise identified to my satisfaction, of the Articles of Incorporation and the By-Laws of the Company as amended to date, and such other documents and corporate records relating to the Company as I have deemed appropriate for the purpose of rendering the opinion expressed herein. The opinion expressed herein is based exclusively on the applicable provisions of the New Jersey Business Corporation Act.

         On the basis of the foregoing, I am of the opinion that the Shares have been legally issued and are fully paid and non-assessable.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption Legal Matters in the prospectus which is part of the Registration Statement.

                                      Very truly yours,



                                      John M. Suender
                                      Senior Vice President, General Counsel
                                      and Secretary



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